EXHIBIT 2.3

                               CLOSING DOCUMENT


 Pursuant to that certain Agreement and Plan of Merger dated October 22, 2004 (the "Merger Agreement"), by and among Integrated Performance Systems, Inc. ("IPS"), and Best Circuit Boards, Inc. ("BCB") d/b/a Lone Star Circuits (collectively referred to as the "Parties"), and as modified pursuant to an Addendum executed on an even date herewith, the Parties have come on this the 24th day of November, 2004, and have agreed to the closing of the transaction.

 In accordance with the terms of the Agreement and Plan of Merger, the following agreements and documentation were completed at closing:

      (1) Issuance of 193,829 shares of Series F Preferred stock of IPS (the exact number of shares to be determined in accordance with the completion of the Capital Raise as described in the Merger Agreement) to the majority shareholder of BCB;

      (2) Execution of three promissory notes as follows: (a) A $3,000,000.00 note payable to majority shareholder of BCB and convertible into the stock of IPS; (b) A $1,000,000.00 note payable to the majority shareholder of BCB and convertible into the stock of IPS; and (c) A $200,000.00 note payable to the majority shareholder of BCB as satisfaction of advances made from such majority shareholder to IPS leading to the close of this transaction;

      (3) Transfer of certain consideration into escrow pending resolution of specified liabilities;

      (4) All merger documents, including schedules and exhibits, were approved;

      (5) Articles of Merger were prepared for filing with the Texas Secretary of State's office;

 All such documents referenced above, including all schedules and exhibits, all notes evidencing merger consideration, etc., are hereby incorporated by reference as if fully set out herein.

 SIGNED this the 24th day of November, 2004.


 /s/ D. Ronald Allen                     /s/  Brad Jacoby
 ------------------------------------    -----------------------------------
 Integrated Performance Systems, Inc.    Best Circuit Boards, Inc.
 By:  D. Ronald Allen                    By:  Brad Jacoby
 Its: President/Chairman                 Its: President/Chairman